Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST COMPLETES

REFINANCING OF $60.0 MILLION TERM LOAN

ANNAPOLIS, MD, July 3, 2014 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has successfully refinanced its $60.0 million term loan secured by the 122-room Holiday Inn New York City Midtown – 31st Street and the 185-room Hyatt Place New York Midtown South, which matured on July 3, 2014. The term loan was refinanced with a new 10-year, $90.0 million fixed-rate mortgage loan secured by the two hotels mentioned previously. The loan was provided by Goldman Sachs Mortgage Company and carries a fixed interest rate of 4.30% per annum. The loan requires interest-only payments for the first two years and principal and interest payments thereafter based on a 30-year principal amortization. Excess proceeds from the refinancing were used to repay outstanding borrowings under the Trust’s revolving credit facility.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 20 hotels with an aggregate of 5,932 rooms in eight states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.